SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              -------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

        Date of report (date of earliest event reported): December 17, 1998

                            DUKE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

   NORTH CAROLINA                       1-4928                  56-0205520
(State of other jurisdiction of   (Commission File Number)   (I.R.S. Employer
  incorporation)                                             Identification No.)


422 South Church Street
Charlotte, North Carolina                                      28202-1904
(Address of principal executive offices)                        (Zip Code)

        Registrant's telephone number, including area code: 704-594-6200

ITEM 5.  OTHER EVENTS


Duke Energy Board of Directors Adopts Shareholder Rights Plan

On December 17, 1998, Duke Energy's board of directors adopted a shareholder rights plan, which is subject to approval by the North Carolina Utilities Commission and The Public Service Commission of South Carolina. The plan is intended to assure fair and equal treatment for all shareholders in the event of a hostile takeover attempt and to encourage a potential acquirer to negotiate with the board a fair price for all shareholders before attempting a takeover. The adoption of the plan is not in response to any takeover offer or threat.

Upon approval of the plan, Duke Energy will make a dividend distribution of one right to purchase a unit of preference stock of the corporation for each outstanding share of the corporation's common stock, as of a record date to be fixed by the management committee of the board of directors. Shareholders are not required to take any action to receive their rights distribution.

Prior to the date upon which the rights would become exercisable under the plan, Duke Energy's outstanding stock certificates will represent both the shares of Duke Energy common stock and the rights, and the rights will trade only with the shares.

Upon a "triggering event" under the plan -- 10 days after a person or group acquires, or 10 business days after the announcement of a tender or exchange offer to acquire, 15 percent or more of Duke Energy's outstanding common stock -- the rights will trade independently of the outstanding shares. The rights will become exercisable in the event that a person or group acquires 15 percent or more of Duke Energy common stock and only when the rights are no longer redeemable.

After becoming exercisable, each right -- except those held by an acquiring person whose rights would become void -- will entitle the holder to purchase at the exercise price additional Duke Energy common stock having a current market value of two times the exercise price. If the corporation is acquired in a merger or other business combination, each right will entitle the holder to purchase, at the exercise price, common stock of the acquirer having a current market value of two times the exercise price. In either case, after a triggering event occurs but before an acquiring person becomes the owner of at least 50 percent of Duke Energy's outstanding common stock, Duke Energy's board of directors may direct the exchange of one share of common stock for each right.

The corporation may redeem the rights at 1 cent per right at the direction of the board of directors. The rights will expire 10 years from the date of adoption of the plan by the board of directors unless redeemed earlier or exchanged by Duke Energy. The board of directors has directed the outside directors of the Nominating Committee to review the plan, when and as it may deem appropriate, but at least every three years, with authority to recommend modifications to the plan or redemption of the rights to the board of directors as it may determine to be in the best interest of the corporation and its shareholders.

Duke Energy will mail additional information to its shareholders as of the record date for distribution of the rights, which is expected to be shortly after state regulators consider and approve the plan.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits:

            Exhibit 99.1 Duke Energy News Release dated December 17, 1998 announcing adoption of a shareholder rights plan by Duke Energy's board of directors.

                                    SIGNATURE

       Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          DUKE ENERGY CORPORATION
                                                (registrant)




                                          By:   /s/ Richard J. Osborne
                                                ________________________
                                                Richard J. Osborne
                                                Executive Vice President
                                                and Chief Financial Officer

Dated:  December 18, 1998

                                 Exhibit Index

Exhibit                        Description
-------                        -----------
99.1                   Press Release of registrant dated December 17, 1998.